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                                                                   EXHIBIT 10.46

                              TERMINATION AGREEMENT


        This TERMINATION AGREEMENT (the "Termination Agreement") is made as of this 14th day of December 2000, by and between SONUS PHARMACEUTICALS, INC., a Delaware corporation ("Sonus") and ABBOTT LABORATORIES, an Illinois corporation ("Abbott").

                                 R E C I T A L S

        A. Abbott and Sonus previously entered into that certain QW3600 Contrast Agent Development and Supply Agreement dated May 6, 1993, as amended by (i) an Amendment dated August 22, 1995, (ii) an Amendment 1 dated May 29, 1996, (iii) Amendment 2 dated May 15, 1997 and (iv) a letter agreement dated February 3, 2000 (collectively, the "Supply Agreement").

        B. Abbott and Sonus desire to terminate the Supply Agreement and to set forth herein all of the outstanding obligations of either party to the other.

        NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions hereinafter set forth, Sonus and Abbott agree as follows:

        1. TERMINATION OF SUPPLY AGREEMENT. The Supply Agreement is hereby terminated effective upon the date hereof. Except as otherwise specifically provided herein, neither party shall have any further duty, liability or obligation to the other party in connection with the Supply Agreement.

        2. OWNERSHIP OF EQUIPMENT AND OTHER PERSONAL PROPERTY. Abbott shall retain possession and full and complete title to all equipment, tooling and other personal property relating to the development and manufacture of the Product and/or the Trays (as such terms are defined in the Supply Agreement) pursuant to the Supply Agreement, including without limitation all manufacturing equipment, tooling, inventory, raw materials, work in process and materials and supplies related thereto (except for the Product and Sonus raw materials to be delivered to Sonus as provided in Section 3 below), and Sonus hereby confirms that it has no right, title and interest in and to any such equipment, tooling, inventory, raw materials, work in process or materials or supplies.

        3. OUTSTANDING OBLIGATIONS.

                (a) The outstanding obligations of Sonus to Abbott shall consist solely of (i) the obligation of Sonus to pay Abbott Twenty Four Thousand Dollars ($24,000.00) pursuant to Abbott invoice number 319008 for labeling development;
(ii) the obligation of Sonus to pay Abbott for the Product in the amount of Ninety Three Thousand Four Hundred Sixty Five Dollars and Forty Nine Cents ($93,465.49) in the quantities specified in Sonus purchase order 200427; and
(iii) the obligation of Sonus to pay Abbott Twenty Six Thousand Six Hundred Seventy Six Dollars and Fifty Nine Cents ($26,676.59) for commodities purchased pursuant to purchase order 200427, provided, however, that Abbott shall retain possession and full and complete title to such commodities. Sonus shall pay to Abbott Twenty Four Thousand Dollars ($24,000.00) pursuant to clause (i) above, Ninety Three Thousand Four Hundred Sixty Five and Forty Nine Cents ($93,465.49) pursuant to clause (ii)



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above, and Twenty Six Thousand Six Hundred Seventy Six Dollars and Fifty Nine
Cents ($26,676.59) pursuant to clause (iii) above within thirty (30) days following delivery of the Product and Sonus raw materials pursuant to paragraph 3(b) below. Except as expressly provided above, Sonus shall have no further duty, liability or obligation to Abbott.

                (b) The outstanding obligations of Abbott to Sonus shall consist solely of the obligation of Abbott to deliver to Sonus (i) the Product referred in clause (ii) of paragraph (a) above, and (ii) the DDFP and PEG Telomer B raw materials on hand which were previously supplied by Sonus to Abbott. Abbott shall deliver to Sonus such Product and Sonus raw materials at the Bothell, Washington headquarters of Sonus promptly, but in any event within (30) days, following execution and delivery of the executed Termination Agreement to Abbott. Such delivery shall be F.O.B. Abbott's manufacturing site and Sonus shall be responsible for all freight charges, risk of loss, or damage after delivery by Abbott to the carrier at such F.O.B. point.

        4. MUTUAL RELEASE. Each of Abbott on behalf of itself and its representatives, officers, directors, successors, assigns and agents on the one hand, and Sonus on behalf of itself and its representatives, officers, directors, successors, assigns and agents on the other hand, do hereby fully release forever discharge the other party and its representatives, officers, directors, successors, assigns and agents of and from any and all manner of actions, suits, liens, debts, damages, claims, obligations, liabilities and demands of every nature, kind and description whatsoever, whether known or unknown and whether suspected or unsuspected, either at law, in equity or otherwise, which such party has, has had or may have or may claim to have, against the other party, its representatives, officers, directors, successors, assigns or agents. The parties intend that the foregoing shall be a general mutual release and shall extend to all claims which the other party does not know of or suspect to exist in its favor. In connection therewith, each party waives the benefits afforded by any statute or regulation in connection therewith.

        5. GENERAL.

                (a) Each of the parties represents and warrant to the other party that it has not assigned or transferred to any person, corporation or other entity, any claim, liability or cause of action based on or arising out of, or in connection with any matter, claim or cause of action which is being released pursuant to the provisions of this Termination Agreement.

                (b) This Termination Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

                (c) This Termination Agreement shall be governed and construed by the laws of the State of Illinois.

                (d) This Termination Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supercedes all other agreements or understanding with respect to the subject matter hereof.

                (e) The terms of this Termination Agreement may be amended, modified or eliminated only upon the mutual written agreement of the parties hereto. The waiver by either party hereto of any breach of any of the terms or provisions of this Agreement shall not be construed as a waiver of any subsequent breach.



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                (f) Each of the parties of this Termination Agreement represents and warrants that that the persons executing this Agreement are authorized and empowered to enter and to execute this Agreement for and on behalf of such party.

                (g) This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original all of which together shall be deemed one in the same agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date herein first above written.

                                      SONUS PHARMACEUTICALS, INC.

                                      By:  /s/ Michael A. Martino
                                           -------------------------------------

                                      Its: President and CEO


                                      ABBOTT LABORATORIES

                                      By:  /s/ Christopher B. Begley
                                           -------------------------------------

                                      Its: Corporate Senior Vice President
                                           President, Hospital Products Division